Exhibit 10.1

CONFIDENTIAL TREATMENT HAS BEEN REQUESTED FOR THE REDACTED PORTIONS OF THIS EXHIBIT. THE REDACTIONS ARE INDICATED WITH “[**]”. A COMPLETE VERSION OF THIS EXHIBIT HAS BEEN FILED WITH THE U.S. SECURITIES AND EXCHANGE COMMISSION.

TERRANE METALS CORP., as Seller

PAN PACIFIC COPPER CO. LTD., as Buyer

COPPER CONCENTRATE SALES AGREEMENT

Dated October 15, 2014

[**] - Indicates certain information has been redacted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the redacted portions.

CONTENTS
Article 1 . INTERPRETATION                                3
Article 2 .    CONCENTRATE SOURCE AND QUALITY                    7
Article 3 .    QUANTITY                                    8
Article 4 .    SHIPMENT, DELIVERY AND DISCHARGE CONDITIONS            8
Article 5 .    TITLE AND RISK OF LOSS                         12
Article 6 .    INSURANCE                                 13
Article 7 .    PRICE                                     13
Article 8 .    PAYMENT                                 17
Article 9 .    WEIGHING, SAMPLING, MOISTURE DETERMINATION         19
Article 10 .    ASSAYS                                 20
Article 11 .    FORCE MAJEURE                             21
Article 12 .    REFEREES                                 23
Article 13 .    REPRESENTATIONS AND WARRANTIES                 24
Article 14 . MISCELLANEOUS                             26
Schedule "A" ANTICIPATED CONCENTRATE SPECIFICATIONS             32
Schedule "B" UMPIRES                                 33

[**] - Indicates certain information has been redacted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the redacted portions.

THIS AGREEMENT is dated October 15, 2014 and made between:
TERRANE METALS CORP., a company duly incorporated and existing under the laws of the Province of British Columbia, Canada ("Seller");
- and -
PAN PACIFIC COPPER CO. LTD., a company duly incorporated and existing under the laws of Japan ("Buyer”).
WHEREAS:

(A)
Seller owns and is producing copper and gold concentrate (the “Concentrate") from the Mt. Milligan copper-gold mine, mill and related facilities located near Fort St. James, British Columbia, Canada (the “Mt. Milligan Mine”); and

(B)	Buyer is a processor of copper-bearing raw materials, involved in the purchase of copper concentrates and sales of refined metals.

Now therefore, in consideration of the premises and mutual covenants and agreements contained herein, the Seller agrees to sell and deliver to Buyer, and Buyer agrees to purchase from Seller, Concentrate on the following terms and conditions.
IT IS AGREED that:
ARTICLE 1.    INTERPRETATION

1.1    Definitions

Defined terms in this Agreement, which may be identified by the capitalisation of the first letter of each principal word thereof, have the meanings assigned to them in this Section 1.1.

"Affiliate"
means in relation to a Party, a company that directly or indirectly controls or is controlled by or is under common control of the same person which controls such Party; and control means ownership by one company of at least fifty percent (50%) of the voting rights of the other company.

"Agreement"	means this Copper Concentrate Sales Agreement and includes the Schedules hereto, in each case as amended, modified or supplemented from time to time.
"Allowed Laytime"	has the meaning set forth in Section 4.5(a).
"Alternate Port"	has the meaning set forth in Section 4.3(b).
"Benchmark Reference Terms"	has the meaning set forth in Section 7.8(a).
"Business Day"	means any day other than Saturday, Sunday or a day that is a bank or public holiday in Denver, Colorado, U.S.A., Japan or Vancouver, British Columbia, Canada.

[**] - Indicates certain information has been redacted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the redacted portions.

"Buyer's Receiving Agent"	means the receiving agent at the Discharge Port appointed by the Buyer after notice thereof has been given to the Seller.
"CIF Free Out"
means CIF is as defined in the most recent edition of INCOTERMS (2010) as published by the International Chamber of Commerce (Paris, France) and Free Out means that Buyer shall arrange for and bear the expenses of unloading the Parcel form the vessel’s hold at the Port of Discharge.

"Concentrate"	means flotation copper concentrates produced at and originating from the Production Facility.
"Contract of Affreightment" or "Charter Party"	means the contract of charter or affreightment to be entered into from time to time between Seller and owner of the vessel chartered or hired for the shipment of any Parcel pursuant to this Agreement.
"Copper Payment"	means, with respect to any particular Parcel, the product of the Payable Copper and the Payable Copper Price applicable to such Parcel as determined pursuant to Section 7.2.
"Copper Treatment and Refining Charges"	means the treatment charge for each Parcel and refining charges for Payable Copper contained therein.
"Date of Arrival"	means with reference to:
(a) any vessel whose cargo consists solely of a Parcel, the date on which such vessel tenders Notice of Readiness as provided for in Section 4.6; or
(b)
any vessel which is carrying cargo in addition to a Parcel, the later of the date on which such vessel tenders Notice of Readiness as provided in Section 4.6, and the date on which discharge of such Parcel is actually commenced.

"Deductions"	has the meaning set forth in Section 7.7.
"Demurrage"
means the money payable to the owner of a vessel, by Seller pursuant to the terms of a Contract of Affreightment or Charter Party for delay in discharge of a Parcel after the Laytime has expired and for which the owner of the vessel is not responsible.

"Despatch"
means the money payable by the owner of a vessel to the Seller pursuant to the terms of a Contract of Affreightment or Charter Party if such vessel completes discharge of a Parcel before the Laytime has expired.

"Discharge Port"	has the meaning set forth in Section 4.2.
"ETA"	has the meaning set forth in Section 4.13.
"Event of Force Majeure"	has the meaning set forth in Section 11.1(a).
"Final Invoice"	has the meaning set forth in Section 8.4.
"Final Payment"	has the meaning set forth in Section 8.2(b).

[**] - Indicates certain information has been redacted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the redacted portions.

"Finance Parties"	means RGLD Gold AG, a corporation incorporated under the laws of Switzerland and Royal Gold, Inc., a corporation incorporated under the laws of Delaware and any Affiliate of either of them.
“Freight Differential”	has the meaning set forth in Section 7.11
"Gold Payment"	means, with respect to any particular Parcel, the product of the Payable Gold and the Payable Gold Price applicable to such Parcel as determined pursuant to Section 7.3.
"Insolvency Event"	means, in respect of any Party, any of the following events:
(a)
it is unable or admits inability to pay its debts as they fall due, suspends making payments on any of its debts or, by reason of actual or anticipated financial difficulties, commences negotiations with one or more of its creditors with a view to rescheduling any of its indebtedness;

(b) the realizable value of its assets is less than its liabilities;
(c) a moratorium is declared in respect of any of its indebtedness; or
(d) any expropriation, compulsory acquisition, seizure, attachment, sequestration, distress or execution affects all or any material part of its assets.
“Japanese Main Port”	means any of the ports of Aomori, Hibi, Naoshima, Niihama, Onahama and Saganoseki, Japan.
"Laytime"	means the time allotted pursuant to the terms of a Contract of Affreightment or Charter Party for discharge of a Parcel at the Discharge Port.
"LBMA"	means the London Bullion Market Association and its successor organisation.
"LIBOR"
means the rate per annum for deposits offered in Dollars for a period of one month to prime banks in London interbank market as published by the British Bankers Association in their website (www.bba.org.uk) for the applicable date.

"Local Holidays"
means the national or customary local holidays customarily not worked by Buyer's Receiving Agent or the office personnel at the relevant Discharge Port and at the Receiving Works and which holidays are notified by Buyer to Seller 30 Business Days before the beginning of each Contract Year.

"LME"	means the London Metal Exchange, a company incorporated under the laws of England and Wales.
"LME Grade A Settlement"	means the cash settlement price for Grade A Copper Cathodes as published in US Dollars in the Metal Bulletin.
"Lot"	has the meaning set forth in Section 9.3.

[**] - Indicates certain information has been redacted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the redacted portions.

"Market Related Terms"
means the Copper Treatment and Refining Charges and, if applicable, Price Participation, which shall apply for each Contract Year to each Parcel delivered hereunder during such respective period as determined in accordance with Section 7.8.

"Metal Bulletin"	means the publication known as the "Metal Bulletin" and currently published twice a week in London, England, by the Metal Bulletin Journals Ltd. (a subsidiary of Metal Bulletin plc).
"Month of Arrival"	means, with respect to each Parcel, the calendar month in which the Date of Arrival of the vessel at the Discharge Port carrying such Parcel occurs as evidenced by the Notice of Readiness date.
"Mt. Milligan Mine"	has the meaning set forth in Recital A.
"Notice of Readiness” or “NOR"	has the meaning set forth in Section 4.6(a).
"Office Hours"	means:
(a) on Monday through Friday, from 08:00 to 17:00; and
(b) on Saturday, from 08:00 to 13:00;
provided, however, Office Hours shall not include Sundays or Local Holidays.
"Parcel"	means the quantity of Concentrate shipped to the Buyer to the Discharge Port in a single vessel.
"Parties"	means, collectively, the Buyer and Seller and “Party” means either one of them.
"Payable Copper"	has the meaning set forth in Section 7.2(a).
"Payable Copper Price"	means the price payable for Payable Copper set forth in Section 7.2(b).
"Payable Gold"	has the meaning set forth in Section 7.3(a).
"Payable Gold Price"	has the meaning set forth in Section 7.3(b).
"Payable Metals"	means collectively the Payable Copper, the Payable Gold and the Payable Silver.
"Payable Silver"	has the meaning set forth in Section 7.4.
"Payable Silver Price"	has the meaning set forth in Section 7.4.
"Person"
means any person, firm, company, corporation, society, trust, government, state or agency of a state or any association or partnership (whether or not having separate legal personality) of two or more of the above.

"Port of Loading"	means the port selected by Seller for the loading of Concentrate on vessels for shipment to Buyer.
"Precious Metal Refining Charges"	has the meaning set forth in Section 7.9.

[**] - Indicates certain information has been redacted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the redacted portions.

"Price Participation"
means a variable amount, if any, to be credited to Buyer as an additional Deduction based on variations in the Payable Copper Price, if, as and when reflected in Benchmark Reference Terms from time to time.

"Provisional Invoice"	has the meaning set forth in Section 8.3.
"Provisional Payment"	has the meaning set forth in Section 8.2(a).
"Quotational Period"	has the meaning set forth in Section 7.6.
"Receiving Works"	means the smelter receiving and processing the Concentrates.
"Rules"	has the meaning set forth in Section 14.11(a).
“Seller’s Provisional Weight, Moisture and Assay Certificate”	has the meaning set forth in Section 8.3.
"Shipping Documents"	has the meaning set forth in Section 8.2(a).
"Silver Payment"	means, with respect to any particular Parcel, the product of the Payable Silver and the Payable Silver Price applicable to such Parcel as determined pursuant to Section 7.4.
"Splitting Limits"	has the meaning set forth in Section 10.2(d).
"Term"	has the meaning set forth in Section 2.2(a).
"Total Compensation"	has the meaning set forth in Section 7.1.
"Umpire"	two of the umpires listed in Schedule B determined in accordance with Section 10.3.
"Weather Working Day”	means a Working Day of 24 hours during which it is possible to discharge the Parcels at the Discharge Port without interference due to weather.
"Working Day"	means any day at the Discharge Port excluding , Sundays and Local Holidays, unless used.

1.2    Weights and Measures

For purpose of this Agreement, references to the following weights and measures shall have the following meanings:

[**] - Indicates certain information has been redacted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the redacted portions.

"DMT"	means a dry metric ton without any moisture content.
"ounce" or "oz"	means a troy ounce of 31.1035 grams.
"pound"	means sixteen ounces avoirdupois.
"Metric Ton" or "MT"	means a mass equal to 1,000 kilograms or 2,204.62 pounds avoirdupois.
"unit "	means a one hundredth part (1% or 22.0462 pounds) of a DMT.
"WMT "	means a wet metric ton including moisture content.

1.3    Headings

The division of this Agreement into Articles and Sections and the insertion of a table of contents and headings are for convenience of reference only and do not affect the construction or interpretation of this Agreement. The terms “hereof”, “hereunder” and similar expressions refer to this Agreement and not to any particular Article, Section or other portion hereof. Unless something in the subject matter or context is inconsistent therewith, references herein to Articles, Sections and Schedules are to Articles and Sections of and Schedules to this Agreement.
1.4        Extended Meanings

In this Agreement words importing the singular number only include the plural and vice versa, words importing any gender include all genders and words importing persons include individuals, partnerships, associations, trusts, unincorporated organizations and corporations. The term “including” means “including without limiting the generality of the foregoing”.
1.5        Statutory References

In this Agreement, unless something in the subject matter or context is inconsistent therewith or unless otherwise herein provided, a reference to any statute is to that statute as now enacted or as the same may from time to time be amended, re-enacted or replaced and includes any regulations made thereunder.
1.6        Currency

All references to currency herein, including references to “$”, “US$”, or “dollars”, and “cents” are to the lawful money of the United States of America.
1.7        Schedules

The following are the Schedules to, and form part of, this Agreement:
Schedule A    - Concentrate Specifications
Schedule B    - Umpires

[**] - Indicates certain information has been redacted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the redacted portions.

ARTICLE 2.    CONCENTRATE SOURCE AND QUALITY

2.1        Chemical and Physical Characteristics

(a)	Seller anticipates (but does not warrant) that the Concentrate sold to Buyer shall exhibit approximately the specifications in Schedule "A".

(b)
Buyer acknowledges that the composition of the Concentrate may vary from the anticipated specifications set out in Schedule "A". Seller shall promptly notify Buyer if Seller becomes aware of any shipment containing significant variations from the most recently projected analysis provided by Seller or having impurities or physical properties which Seller knows are deleterious and are likely to prevent the Concentrates from being treated in the normal and customary manner. In such a case, Seller and Buyer shall discuss in good faith and use all reasonable efforts to resolve the problem on the shipment.

(c)
The moisture content of each Parcel shall be below the maximum limit set forth by the International Maritime Organization’s International Maritime Solid Bulk Cargoes Code or other governing publication superseding the aforementioned code and in force at the time of shipment.

(i)
In general, Seller shall use its best efforts to provide Concentrates at the port of loading with a moisture content of approximately 7 - 10% in an effort to minimize losses in transit and facilitate the handling of the Concentrates.

(ii)

2.2        Term and Termination

(a)	This Agreement shall take effect on the on the date of the Agreement and shall remain in full force until all financial obligations have been fulfilled by Buyer and Seller.

(b)	Either Party may terminate this Agreement:

(i)	immediately by notice to the other Party following the occurrence of any Insolvency Event relating to the other Party; or

(ii)
following any material breach of any material provision of this Agreement by the other Party if such breach has occurred and the breaching party does not cure its material breach within a period of 60 Business Days after written after notification of such breach to the other Party.

ARTICLE 3.    QUANTITY

3.1        Quantity

The quantity of Concentrate which Seller shall deliver and sell to Buyer, and Buyer shall receive and purchase from Seller (the "Quantity"), shall be as set out below:

•	2015 Quantity shall be approximately 20,000 DMT

•	2016 Quantity shall be approximately 20,000 DMT

•	2017 Quantity shall be approximately 40,000 DMT

[**] - Indicates certain information has been redacted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the redacted portions.

•	2018 Quantity shall be approximately 40,000 DMT

ARTICLE 4.    SHIPMENT, DELIVERY AND DISCHARGE CONDITIONS

4.1        Schedule

Seller and Buyer shall agree on the shipping schedule (the "Annual Schedule") for each Contract Year not later than November 30th prior to each Contract Year. Shipments scheduled under the Annual Schedule will be evenly spaced throughout the Contract Year. Unless otherwise agreed between the Parties in accordance this Agreement and subject to the terms of this Agreement, Seller shall deliver the Concentrate in Parcel sizes of 10,000 DMT (+/-5% for shipping tolerance only).
4.2        Delivery

Except as set forth in the remaining provisions of this Article 4, Seller shall deliver each Parcel [**] (“Discharge Port”).
4.3        Discharge Port

(a)
Buyer shall be responsible for all arrangements and expenses (including, without limitation, stevedoring expenses) at the Discharge Port for discharging from the vessel to shore of each Parcel "Free Out", as such discharging term is commonly referred to in the bulk shipping industry.

(b)
If the discharge of a Parcel at the Discharge Port becomes impractical through no fault of Seller or the vessel, such vessel shall proceed to an alternate safe port (an “Alternate Port”) as notified by Buyer where it can safely unload the Parcel. Promptly upon the receipt of such notice from Buyer, Seller shall direct the vessel to comply with such notice, provided that the master of the vessel judges such Alternate Port to be safe. If the vessel proceeds to the Alternate Port, any additional freight and other delivery costs incurred by Seller will be paid by Buyer.

(c)
The damages on the vessel caused by stevedores, if any, shall be settled directly between stevedores and the ship owners. The Master of the vessel shall notify the stevedores of any damage in writing immediately following the occurrence of such damages.

4.4        Discharging Berth

Buyer shall nominate and guarantee one good and safe berth at the Discharge Port where vessels described in Section 4.9 carrying Parcels may arrive, discharge and depart always afloat.
4.5        Discharging Rate; Efficient Performance

(a)	At the Discharge Port the Laytime to be allowed ("Allowed Laytime") for the discharge of a Parcel shall be determined on the basis of:

(i)	a discharging rate as set out in Section 4.5(b); and

(ii)	the bill of lading weight of such Parcel in WMT.

provided that if it is not possible to discharge a Parcel because of interference due to weather or would not have been possible if work had been in progress, there shall be

[**] - Indicates certain information has been redacted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the redacted portions.

excluded from the Allowed Laytime the period during which the weather interfered or would have interfered with the work.

(b)
Buyer shall discharge each vessel at a minimum average rate of [**] per Weather Working Day SHEXUU (Sundays and Holidays excepted unless used). If the vessel is already on Demurrage, all time counts. In order to achieve an efficient performance in the Discharge Port, Seller shall furnish Buyer with all necessary details from the Charter Party or Contract of Affreightment.

4.6        Notice of Readiness

(a)
After arrival of the vessel at the Discharge Port written Notice of Readiness (the “Notice of Readiness” or “NOR”) is to be given by the master of vessel to Buyer or Buyer's Receiving Agent, whether in berth or not, during Office Hours that the vessel is in all respects ready to discharge the Parcel, is in free pratique and is customs cleared and has all hatches uncovered and beams, if any, removed provided same is permitted by port authorities. Time lost in waiting for the berth, if any, shall count as Laytime.

(b)
If the discharging berth is not available upon vessel's arrival at the Discharge Port and due to such unavailability the vessel cannot enter the Discharge Port, the master of the vessel will be entitled to tender NOR during Office Hours to Buyer or Buyer's Receiving Agent upon anchoring at the customary waiting place designated by the authority for Discharge Port. Any time lost in waiting for the berth at the Discharge Port shall count as Laytime.

4.7        Laytime

(a)
Time for discharging to count from 1300 hours the same Working Day if NOR is given before noon or 0800 hours on the next Working Day if NOR is given after noon during Office Hours, whether the vessel is in berth or not, unless sooner commenced then actual time used in discharging to count. Time from 0000 hours Sunday until 0800 hours on Monday and/or between 1700 hours on the last Working Day preceding a holiday until 0800 hours the next Working Day shall not count as Laytime unless used, if used actual time to count.

(b)
Once the vessel is on Demurrage, she shall remain on Demurrage until completion of discharging. However, if there is any delay due to vessel’s inability to discharge during the Demurrage period, then to the extent such delay is attributable to the fault of the vessel, such time lost shall not count as Demurrage time.

(c)
Shifting time from anchorage to the berth shall not count as Laytime, unless vessel is already on Demurrage. Similarly time lost in moving on or off a berth or from one berth to another shall not count as Laytime unless movement from one berth to another berth is requested by Buyer. Time used for initial, intermediate (if any) and final draft survey shall not count as Laytime.

(d)
Vessel shall open and close hatches and remove and replace beams at the vessel’s risk and expense, provided same is permitted by port authorities, in which case the time used for such purpose shall not count as Laytime.

(e)	If a Parcel is carried on the same vessel together with other cargo to be unloaded at the Discharge Port belonging to other shipper(s) (such other cargo and the Parcel,

[**] - Indicates certain information has been redacted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the redacted portions.

each referred to in this Section 4.7(e) only as a ‘shipment’), Laytime for the discharge of the second shipment shall commence two hours after completion of discharge of the first shipment unless discharging of the second shipment is sooner commenced. If the discharge of the first shipment is completed after Office Hours, Laytime for the second shipment shall commence at 0800 hours on the next Working Day, unless sooner commenced, in which case actual time used shall count as Laytime used. Any waiting time for berth at the Discharge Port shall be prorated between each shipper based on the quantity of each shipment the vessel is carrying for that specific Discharge Port.

(f)
Any time lost in discharging of a Parcel on account of repairing the carrying vessel’s gears/equipment or due to the fault of the vessel owner, vessel master or their agents shall not count as Laytime or time on Demurrage.

4.8        Demurrage and Despatch

(a)
The applicable Demurrage/Despatch rates shall be as per Seller’s Charter Party or Contract of Affreightment and Seller shall provide an extract of such Charter Party or Contract of Affreightment with the vessel owner to Buyer referencing applicable Demurrage/Despatch rates for the purpose of calculating the Demurrage/Despatch amount. Such Demurrage/Despatch rates shall be in line with the market standard rates applied by similar vessels carrying copper concentrates on similar voyages.

(b)	If a Parcel is not discharged from the vessel within the Allowed Laytime, Demurrage shall be payable by Buyer to Seller calculated per running day of 24 hours (fractions pro rata).

(c)
Notwithstanding Section 4.8(a), Seller shall pay Buyer Despatch for Laytime saved at the Discharge Port in relation to the shipment of any Parcel, calculated per running day of 24 hours (fractions pro rata) at half of the Demurrage rate.

(d)	The Despatch/Demurrage amounts relating to a Parcel shall be reflected in the Final Invoice submitted by Seller with respect to such Parcel.

4.9        Vessel Characteristics

(a)
For delivering Concentrate to the Discharge Port hereunder, vessels chartered by Seller shall be single deck bulk carriers, shall be classed 100-A1 at Lloyds Register of Shipping or its replacement, shall be no more than 20 years old, shall not have shaft tunnels in the hold, and shall have clear holds and hatchways suitable for normal grab discharge. No cargo shall be loaded in deep tanks, in tween decks, in bridge space, or any place not easily accessible to grabs.

(b)
If the gears of the vessel are not working in accordance with the specifications provided by the vessel’s owner, Buyer shall appoint a competent independent surveyor to assess the additional costs incurred in completing the discharge, and Buyer shall provide Seller with such independent surveyor's certificate while making the claim for the additional expenses incurred. Any such amount claimed by Buyer will be settled by Seller within 30 days from the date of such invoice.

(c)	In no event shall any other cargo (including copper concentrates) be stowed in the same hold as any Parcel or fraction thereof.

[**] - Indicates certain information has been redacted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the redacted portions.

(d)
The vessel shall conform to International Safety Management Code (ISM Code) standards. Seller shall not charter a vessel from any shipping company if Seller reasonably believes that, because of its financial condition, there is reasonable doubt about the ability of such company to carry out the normal execution of its shipping obligations.

4.10        Overtime

Subject to the other provisions in this Section 4.10, any overtime with respect to discharge of a Parcel at the Discharge Port shall be for the account of the Party ordering the same. Officers of the vessel and crew’s overtime shall always be for Seller’s account. If overtime is ordered by Discharge Port authorities or their representatives, Seller shall pay all overtime expenses incurred as a result thereof. If local labour regulations at Discharge Port prevent the vessel’s crew from opening/closing hatches and removing/replacing beams, such duties will be performed by agents for Buyer at its own cost and the time so used shall not count as Laytime.
4.11        Miscellaneous

(a)
Seller shall hold Buyer free and harmless from all port charges, harbour dues, fairway dues, pilotage, crew's expense, light dues and all other charges and dues calculated on vessel and customarily paid by vessel or ship owner at the Discharge Port.

(b)	Seller will ensure that, without cost to Buyer, each vessel provides all necessary onboard lights for night discharging.

4.12        Shipping Information and Nomination of Vessel

At the time a vessel is nominated by Seller for shipment of a particular Parcel hereunder Seller shall notify Buyer of the following:

(a)	the name of the vessel;

(b)	the expected dates of arrival and departure of such vessel at and from Port of Loading;

(c)	the expected tonnage of the Parcel to be loaded in the vessel;

(d)	the dimensions, draft, gear capacity, number of hooks and other details of the vessel;

(e)	estimated port rotation of the vessel;

(f)	estimated Date of Arrival; and

(g)	Despatch and Demurrage rates.

Seller shall obtain acceptance of the nomination of the vessel from Buyer in writing prior to finalising and booking the vessel. Buyer's acceptance/rejection of the vessel shall be given within one Business Day from the date of notice of nomination and Buyer shall act reasonably in granting or refusing such an acceptance. Once the vessel acceptance is given, any change in the details of accepted vessel shall again be given to Buyer for acceptance. Vessel substitution shall not be done without the prior acceptance of Buyer. Such acceptance shall not be unreasonably withheld.

[**] - Indicates certain information has been redacted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the redacted portions.

4.13        Shipping Notices

Not later than 3 Business Days after departure of each vessel from the Port of Loading, Seller shall notify Buyer of the tonnage of Concentrate loaded as per bill of lading, the indicative assays, the stowage plan, port rotation and the estimated date of arrival at the Discharge Port. Seller shall instruct the master of the vessel to give Buyer notice of the estimated time of arrival (“ETA”) at the Discharge Port 10 days, 5 days, 72 hours, 48 hours and 24 hours prior to the ETA.
4.14        Letter of Indemnity

If an original bill of lading has not been received by Buyer within 5 Business Days prior to the ETA of the vessel at the Discharge Port, Buyer shall provide to Seller a letter of indemnity signed by Buyer in the ship owner's P&I club format, for delivery of the Parcel against non-presentation of the original bills of lading. Seller will in turn issue a back to back Letter of Indemnity in the same format to the ship owner. Any delay by Seller, master of the vessel, or vessel's agents in performing the requirements of this Section 4.14 shall not count as Laytime or time on Demurrage.

ARTICLE 5.    TITLE AND RISK OF LOSS

5.1        Seller's Warranties on Title

Seller has good and marketable title to the Concentrate, free and clear of all liens and encumbrances other than any lien or encumbrance on such Concentrate for the benefit of the Finance Parties. Upon transfer of title to a particular Parcel to Buyer in accordance with Section  5.2, Buyer shall receive good and marketable title to such Parcel, free and clear of all liens and encumbrances.
5.2        Title and Risk of Loss

Risk of loss of or damage to a Parcel passes from Seller to Buyer as that Parcel has been loaded onto the performing vessel at the Port of Loading as per INCOTERMS 2010. Title to a Parcel shall pass from Seller to Buyer upon Seller’s receipt of the Provisional Payment for such Parcel.
ARTICLE 6.    INSURANCE

Seller shall obtain and pay for insurance for each Parcel to be effective from the time such Parcel has been loaded on board of the performing vessel at the Port of Loading until completion of discharge at the Port of Discharge. Such insurance shall cover 110% of the Provisional Invoice amount, subject to adjustment to 110% of Final Invoice amount and shall insure against all risks (as that term is generally understood in the industry), including wars, S.R.&C.C. (strikes, riot, civil commotion clause), spontaneous combustion, fire, and malicious damage, including Institute Cargo Clauses (A), Institute War Clauses (Cargo), Institute Strike Clauses (Cargo) to the extent commercially available. In case of valid claims, the Seller and Buyer shall extend co-operation to each other for settlement of such claims. Such insurance shall be in favor of Buyer as beneficiary and with an internationally reputed insurance company for each Parcel.
ARTICLE 7.    PRICE

7.1        Compensation for Concentrate

The total compensation payable by Buyer to Seller for each Parcel ("Total Compensation") shall equal:

[**] - Indicates certain information has been redacted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the redacted portions.

(a)	the sum of the Copper Payment, Gold Payment and Silver Payment; plus

(b)	the Freight Differential, if any; minus

(c)	the Deductions.

relating to such Parcel.
7.2        Payable Copper and Payable Copper Price

(a)	Payable Copper:
[**]

(b)	Payable Copper Price:
The Payable Copper shall be priced at the average (calculated to two decimal points) of the daily official LME Grade A Cash Settlement quotations for copper quoted in Dollars, as published in the Metal Bulletin during the applicable Quotational Period but corrected to the official quotations in the event of printing errors (the “Payable Copper Price”).
7.3        Payable Gold and Payable Gold Price

(a)
If the gold content of a Parcel is less than [**] per DMT (“g/DMT”), there will be no Payable Gold with respect to such Parcel. If the gold content of a Parcel is [**] g/DMT or more, then the Payable Gold with respect to such Parcel shall be that percentage of the gold content of each Parcel determined as follows (“Payable Gold”):

Gold Content

[**]

(b)
Payable Gold shall be priced at the average of the daily LBMA "Initial" and "Final" fixing prices for gold quoted in Dollars, as published in Metal Bulletin during the applicable Quotational Period, but corrected to the official quotations in the event of pricing errors (the "Payable Gold Price").

7.4        Payable Silver Payment and Payable Silver Price

If the silver content of a Parcel is less than [**] g/DMT there will be no Silver Payment with respect to such Parcel. If the silver content of a Parcel is [**] g/DMT or more, Buyer shall pay for [**] of the contained silver in each such Parcel (“Payable Silver”) at a price equal to the average of the daily London Spot silver spot quotations for silver quoted in Dollars, as reported by CME Group and Thompson Reuters during the applicable Quotational Period, but corrected to the official quotations in the event of printing errors (the "Payable Silver Price").

[**] - Indicates certain information has been redacted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the redacted portions.

7.5        Alternate Pricing

(a)	Reference Price No Longer Published or Representative

If:

(i)	Metal Bulletin ceases to be published, or ceases to publish any quotation referred to in this Section for determining the prices for copper, gold and/or silver;

(ii)	the LME has ceased to quote a price for copper or the LBMA has ceased to quote a fixing price for gold and/or silver, as the case may be; or

(iii)
the quotations are no longer representative of the value then being obtained by non-integrated mines for copper, gold and silver contained in copper concentrates, then upon written notice by Seller or Buyer to the other, Seller and Buyer shall promptly consult with each other with a view toward determining a new reference price consistent with the previous method for determining the Payable Copper Price, Payable Silver Price and Payable Gold Price, as the case may be, with respect to the Concentrate to be sold hereunder. If within 60 days after the date of any notice for consultation pursuant to Section 7.5(a), Seller and Buyer shall not have agreed on an alternate basis for determining the reference price of copper, gold and/or silver, as the case may be, either Seller or Buyer shall have the right to refer the matter to the Referee for resolution in accordance with Article 12.

(b)    Quotation Currency

The prices of copper, gold and/or silver, if quoted in any currency other than Dollars by Metal Bulletin, shall be converted into Dollars using the average daily rate published by the Federal Reserve Board of the United States over the applicable Quotational Period for the purchase of Dollars using the currency quoted in Metal Bulletin. The average price for any such Quotational Period shall be calculated by totalling the Dollar equivalents of the daily prices and dividing such total by the number of pricing days in such period.

(c)	Interim Invoicing
If either Party notifies the other pursuant to Section 7.5(a), Seller shall then have the right by written notice to Buyer to invoice provisionally at the applicable price(s) applied to the last previous Parcel sold hereunder prior to such written notice (the "Interim Price") and Buyer shall thereafter pay on the basis of the Interim Price until:

(i)	Seller and Buyer shall agree on a reference price for the metal(s) concerned; or

(ii)	the Referee has finally determined the reference price(s) as provided in Section 7.5(a),

whichever event shall first occur.
Once agreement is reached or determination is made by the Referee, any Parcels which were invoiced provisionally based on the Interim Price shall be promptly re-invoiced based on the new pricing basis for the metal(s) concerned.

[**] - Indicates certain information has been redacted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the redacted portions.

7.6        Quotational Periods

The quotational periods with respect to Payable Metals in any Parcel shall be:

•	Copper = [**]

•	Gold and Silver = [**]

7.7        Deductions

The deductions (the "Deductions") applicable to each Parcel shall be equal to the sum of the following:

(a)	Copper Treatment and Refining Charges;

(b)	Precious Metal Refining Charges;

(c)	penalties, if any are mutually agreed by the Parties; and

(d)	Price Participation (if applicable as part of the Benchmark Reference Terms).

7.8        Market Related Terms

(a)
Seller and Buyer shall negotiate in good faith and agree on the Market Related Terms for each Contract Year by December 31 of the immediately preceding Contract Year, or later if Benchmark Reference Terms for that Contract Year are unknown by that date. The Market Related Terms for each Contract Year (as agreed by Seller and Buyer or determined by the Referee(s) in accordance with this Section 7.8 and Article 12) shall be in line with the applicable terms annually negotiated and generally acknowledged as benchmark terms (including, to the extent relevant, price participation) ("Benchmark Reference Terms") for the calendar year of the applicable Contract Year [**] or such other source as may be agreed by Buyer and Seller. For such purpose, consideration shall not be given to contracts between buyers and sellers of copper concentrates in which one party is a majority owner of or is able to exercise control over the other, or to terms or special elements contained in contracts that are the product of the debt or equity financing arrangements for the particular mine or smelter involved.

(b)
The Market Related Terms for a Contract Year agreed to in accordance herewith shall be promptly recorded in an addendum to this Agreement and such addendum shall thereupon form part of this Agreement and be binding upon Buyer and Seller.

(c)
Should the Benchmark Reference Terms for a relevant period not be quoted by the sources referred to in Section 7.8(a) or should the Benchmark Reference Terms for a relevant period be quoted differently by any of such sources, then Buyer and Seller shall in good faith exchange information from other relevant sources to determine the Benchmark Reference Terms to be referenced for that period. If the Parties fail to agree within 30 days of Buyer or Seller commencing such exchange, then the determination of the Benchmark Reference Terms (but only for the relevant period) shall be submitted to the Referee(s) for resolution pursuant to Article 12.

(d)	If Seller and Buyer have not agreed the Market Related Terms by:

[**] - Indicates certain information has been redacted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the redacted portions.

(i)	by April 30 of such Contract Year,

then the determination of the Benchmark Reference Terms (but only for the relevant period) shall be submitted to the Referee(s) for resolution pursuant to Article 12.

(e)
Until such time as the Market Related Terms for a Contract Year are known and agreed upon between the Seller and Buyer or determined by a Referee(s), the Market Related Terms applicable during the most recent Contract Year for which such terms have been agreed or determined hereunder, shall be used for invoicing and payment purposes on an interim basis.

(f)
If any matter is to be referred to the Referee(s) in accordance with Section 7.8(c), 7.8(d) or 7.8(e), prior to selection of Referee(s) pursuant to Section 12.1, Seller and Buyer shall exchange notices setting forth their final offer with respect to the Market Related Terms in question (the "Final Offer") provided that if one Party has delivered its Final Offer to the other and the other has not delivered its Final Offer to the first Party within 10 days, then the first Party can then submit the matter to Referee(s).

(g)
Once agreement is reached or determination made by Referee(s) on the Market Related Terms for a relevant period, any shipments of Parcels forming part of the Annual Quantity for that period already invoiced on an interim basis shall be promptly re-invoiced based on the agreed or determined Market Related Terms for that period. Any payments required to be made by one party to the other pursuant to such re-invoicing shall be made within five Business Days after the date such revised invoices are issued.

(h)	Alternatively, under favourable forward copper price spreads the Parties may agree in writing to fix Deductions for specified purposes without reference to Market Related Terms.

7.9        Precious Metal Refining Charges

The following silver and gold refining charges (the "Precious Metal Refining Charges") shall apply to the Payable Silver and Payable Gold in each Parcel (other than Payable Gold in respect of which Seller has exercised its Gold Tolling Option):

(a)	The silver refining charge will be [**] per ounce of Payable Silver throughout the Term; and

(b)	The gold refining charge will be [**] per ounce of Payable Gold throughout the Term.

7.10        [**]

7.11        Freight Differential

Any amount resulting from the difference with respect to each Parcel by which the freight cost for shipment of that Parcel from Port of Loading to an alternate Discharge Port varies from the freight cost which Seller would have incurred if that Parcel were instead being shipped by Seller from the Port of Loading [**] (the “Freight Differential”) shall be for Buyer’s account. The Freight Differential shall be determined by Seller on the basis of the actual freight rates specified in Seller’s Contracts of Affreightment or Charter Parties in force at the time of shipment of such Parcel for shipments

[**] - Indicates certain information has been redacted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the redacted portions.

between the Port of Loading and the Discharge Port as compared to shipments between the Port of Loading and [**], respectively, provided that if Seller does not have a Contract of Affreightment or Charter Party to any [**], the freight rates from Port of Loading to [**] quoted in the market for deliveries of similar sized parcels from the Port of Loading to [**] shall be used. Seller shall reflect the Freight Differential, if any, applicable with respect to a particular Parcel in the invoices relating to that Parcel rendered pursuant to Article 8.
ARTICLE 8.    PAYMENT

8.1        Manner of Payment

All payments by Buyer for Concentrate sold hereunder shall be made in Dollars in immediately available and freely transferable funds by means of electronic transfer to such bank account as Seller may notify the Buyer from time to time. Bank charges, if any, levied by Buyer's bank or due to Buyer's fault in respect of payments hereunder or in the country of the Buyer shall be for the account of Buyer. Bank charges, if any, levied by Seller's bank or due to Seller's fault in respect of payments hereunder or in the country of the Seller shall be for the account of Seller. Time shall be of the essence in respect of all payment or obligations under this Agreement.
8.2        Payment of Total Compensation

Total Compensation for each Parcel shall be paid by Buyer in two stages as follows:

(a)
Buyer shall make a provisional payment of 90 per cent of the Provisional Invoice value (the "Provisional Payment") no later than 3 Business Days after date of arrival at discharge port against presentation of the following documents (“Shipping Documents”):

(i)	Seller’s original Provisional Invoice the amount of which shall be calculated in accordance with Section 8.3;

(ii)	full set (3/3) of original, clean on board ocean bills of lading blank endorsed marked ‘freight prepaid’ or ‘payable as per Charter Party’;

(iii)	original insurance certificate drawn in accordance with Article 6;

(iv)	Seller’s Provisional Weight, Moisture and Assay Certificate; and

(v)	Seller’s certificate of origin.

(b)
Buyer shall make a final payment equal to the amount, if any, by which Total Compensation exceeds the amount of the Provisional Payment on or before the fifth (5th) Business Day after receipt by Buyer of Seller’s Final Invoice by facsimile or e-mail as contemplated in Section 8.4 (the “Final Payment”).

8.3        Provisional Invoice

For purposes of the Provisional Payment relating to any Parcel, Seller shall provide to Buyer a provisional invoice reflecting the Seller’s calculation of the provisional Total Compensation based on (a) provisional weights, moisture content and assays as determined by Seller at Port of Loading for the particular Parcel as set out in Seller’s provisional weight, moisture and assay certificate (the “Seller’s Provisional Weight, Moisture and Assay Certificate”), (b) the Deductions then in effect, (c) a calculation of provisional Payable Metal Prices using the average of the Payable Copper Price,

[**] - Indicates certain information has been redacted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the redacted portions.

the Payable Gold Price and the Payable Silver Price for the most recent five (5) consecutive Business Days prior to the on board bill of lading date for which published prices are available and (d) any Freight Differential applicable to such Parcel ("Provisional Invoice”).
8.4        Final Invoice

For purposes of the Final Payment, Seller shall submit to Buyer its final invoice for each Parcel by facsimile or e-mail promptly after all final prices and dry weights and assays applicable to such Parcel shall have been determined in accordance with Article 7, Article 9, and Article 10 (the “Final Invoice”) and shall concurrently mail to Buyer the original Final Invoice.
8.5        Refund of Overpayment

If the Total Compensation as shown on Seller's Final Invoice is less than the amount of the Provisional Payment with respect to any Parcel, the amount of the difference shall be paid by Seller to Buyer not later than the fifth Business Day after Seller has transmitted its Final Invoice to Buyer, by electronic transfer to Buyer at such bank account as Buyer may direct.
8.6        Late Payment

In the event that any payment under this Agreement is not made on the due date thereof, such payment shall bear interest at the rate of [**] including the first day of such period to but excluding the last date of such period and shall be calculated on the basis of a 360-day year.
8.7        Taxes, Tariffs and Duties

All taxes duties, commissions and charges in Canada shall be for Seller's account and taxes, duties, commissions and charges in Japan or Korea shall be for Buyer's account.
8.8        Total and Partial Loss/Damage

(a)	Extent of Loss and/or Damage

(i)	The total or partial loss of and/or damage to a Parcel shall be dealt by the Parties in accordance with the provisions of this Section 8.8.

(b)	Total Loss and/ or Damage

In the event of total loss of and/or total damage to the material after risk of material has passed over from Seller to Buyer (as set out in Article 5. TITLE AND RISK) final settlement will be made as soon as all the necessary details are available based on the Bill of Lading wet weight, moisture as per the provisional weight and moisture certificate(s) presented to Buyer (as set out in Article 8. PAYMENT), assays as per the provisional assay certificate presented to Buyer (as set out in Article 8. PAYMENT) and otherwise in accordance with the terms of this Agreement. "
For the purpose of this provision the estimated date of arrival of the vessel at discharge port as notified at the time of departure of vessel from loading port shall be considered as vessel's arrival date.

(c)	Partial Loss and/ or Damage

[**] - Indicates certain information has been redacted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the redacted portions.

In the event of partial loss of and/or partial damage to the material after risk of material has passed over from Seller to Buyer (as set out in Article 5 TITLE AND RISK), final settlement shall be made as soon as all the necessary details are available based on the Bill of Lading wet weight, moisture as per the provisional weight and moisture certificate(s) presented to Buyer (as set out in Article 8. PAYMENT) and the final assays determined in accordance with Article 10. ASSAYS of this Agreement on that part of the cargo which has been safely delivered and otherwise in accordance with the terms of this Agreement.In the case of valid insurance claim made by either Party pursuant to this Section 8.8, the Parties shall extend co-operation to each other for settlement of such claims.
ARTICLE 9.    WEIGHING, SAMPLING, MOISTURE DETERMINATION

9.1        General Procedure

(a)
Weighing, sampling and determination of the moisture content shall be carried out at the Buyer’s option either at Discharge Port or Receiving Smelter and in lot sizes of approximately 500 (five hundred) WMT each or as otherwise agreed between Buyer and Seller by the method which is customarily employed at either Receiving Smelter or Discharge Port, as the case may be.

(b)
These operations shall be performed under the inspection of an internationally recognised supervision company appointed by the Seller. The costs of the supervision company shall be borne by the Seller.

9.2        Determination of Dry Weight and Moisture

The dry weight and moisture as determined pursuant to Section 9.1 shall govern for the purpose of final settlement of the Total Compensation for each Parcel.
9.3        Lot Size for Sampling

For the purposes of sampling each Parcel shall be divided into separate lots (each a “Lot”) of approximately 500 WMT each or as otherwise mutually agreed and samples shall be taken from each such Lot.
9.4        Number and Handling of Samples

The sample taken from each Lot shall be divided into six equal parts: two for Seller, two for Buyer and two for reserve. The reserve samples shall be sealed and retained by the appointed Seller representative.
9.5        Composite Samples
For the purpose of conducting any analysis for penalty elements, six sets of composite samples shall be taken from the Lots making up each Parcel, two for the Seller, two for Buyer, and two for reserve. The reserve samples shall be retained by Seller's appointed representative.

[**] - Indicates certain information has been redacted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the redacted portions.

ARTICLE 10.    ASSAYS

10.1        Copper, Gold and Silver and Penalty Elements

The copper, gold, silver and penalty elements (if any) contained in each Parcel shall be determined in accordance with this Article.
10.2        Method for Determining Final Analysis

(a)
From the Lot samples taken in accordance with Article 9, assays for copper, gold and silver respectively, shall be made independently by Seller and Buyer and the results of such assays shall be exchanged simultaneously on a Lot-by-Lot basis by courier within 60 days from the date the samples are taken and sealed. If one Party fails to so exchange its assay results, the assay results of the other Party shall be deemed to be conclusive, provided that if such failure is due to valid and justifiable reason, then upon the request of such Party, the other Party shall, in good faith, consider extension of time limit for exchanging the assays.

(b)	Determination for gold and silver assays shall be made in accordance with fire assay methods corrected for slag loss and cupel absorption. Umpires, when required, shall be instructed accordingly.

(c)	Determination of penalty elements shall be made on a composite basis. Umpire, when required, shall be instructed accordingly.

(i)	[**]

(d)	The mean of the Parties’ assay results for each Payable Metal shall be final and binding upon the Parties, if the differences between them are within the following limits (“Splitting Limits”):

Copper	[**]
Gold	[**]
Silver	[**]

The Splitting Limits for any agreed penalty elements shall be mutually agreed between the Parties at such time as they agree on any penalty elements.

(e)	All assays (including umpire assay) shall show copper content to 1/100th of one percent, silver content to the nearest one gram and gold content to the nearest 1/10th of a gram per DMT.

10.3        Designation of Umpire

(a)
If the difference between the results of the Buyer’s and Seller’s assays described in Section 10.2 exceeds the applicable Splitting Limit, then either Seller or Buyer shall have the right, exercisable by notice to the other, to refer the matter in to one of the designated Umpires.

(b)	The two Umpires listed in Schedule "B" shall be designated for this purpose.

[**] - Indicates certain information has been redacted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the redacted portions.

(c)
If neither Party shall so refer the matter to the Umpire within 20 days after the date of exchange of such results, the mean of such results of Seller and Buyer shall be final and binding upon the Parties.

10.4        Final Analysis Based on Umpire's Assay

If either Party shall so refer the matter to the Umpire, then the Umpire's assay shall be made using one of the reserve samples referred to in Section 9.4. The Umpire shall be instructed to advise both Seller and Buyer of the results of the Umpire's assay by e-mail and mail. If:

(a)
the Umpire's assay falls between the assays of Seller and Buyer, then the mean of the results of the Umpire's assay and the results of the assay of the Party whose results are nearer to that of the Umpire's results shall be final and binding on the Parties;

(b)	the results of the Umpire's assay shall be the mean of the results of the assays of the respective Parties, then the results of the Umpire's assay shall govern;

(c)	the assay of the Umpire falls outside the assays of Seller and Buyer, then the middle assay of the three shall be final for settlement; and

(d)	the assay of the umpire coincides exactly with the result of either of Buyer or Seller, then the Umpire's assay shall govern.

The cost of the Umpire shall be paid by the party whose results are farthest from the Umpire's, except that, if the results of the Umpire's assay is the mean of the results of the respective Parties, then the cost shall be shared equally by Seller and Buyer. The Umpire shall not be employed to prepare the assay of either Seller or Buyer nor shall the Umpire be chosen to represent either Buyer or Seller during supervision of the weighing and sampling procedures as set forth in Section 9.1(b).
ARTICLE 11.    FORCE MAJEURE

11.1        Effect of Force Majeure

(a)
Failure or delay [**] in the performance of any obligation, term, condition or covenant contained herein (other than a failure to make payments required hereunder), shall be excused, if such failure or delay in performance was caused by an act of nature or the elements, by fire, the unavailability of power, water and other items necessary for production, delay or interruption of transportation, damage to port/harbour or loading/discharging facilities, war (whether declared or undeclared) or the consequence thereof, acts or serious threats of sabotage or terrorism, riot, civil war, blockade, insurrection, invasion, civil strife or mob violence, trade sanctions, export restrictions, revolution, embargo, any laws (or changes therein), regulations (or changes therein) or requirements (or changes therein) or acts of any federal, state or local government or any minister, ministry or other governmental body, expropriation, nationalization or other act of eminent domain, strikes and/or lock-outs, industrial disturbance or other work stoppage, or any other cause, whether or not similar to those enumerated above, [**], which prevents or hinders a party to perform as contractually agreed (collectively, “Event of Force Majeure”), provided that in no event shall prevention or settlement of any strike or labour disturbances be considered as a matter [**]. If an Event of Force Majeure affects the Discharge Port and Seller, in accordance with Section 4.3 delivers the affected Parcel to an Alternate Port, then no Party shall be excused from the performance of its obligations in relation to such a Parcel.

[**] - Indicates certain information has been redacted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the redacted portions.

(b)
Seller shall not be obligated to deliver concentrate from other than the Production Facility and Seller shall not be obligated to rebuild or repair any damaged or destroyed property in order to fulfil this Agreement.

(c)
Notwithstanding any other provision hereof, no Event of Force Majeure shall have the effect of extending the term of this Agreement. In case either party declares Force Majeure even though the vessel has been booked and/ or the Concentrates is in the process of being loaded or had already been loaded into an ocean-going vessel and/ or the Quotational Period has started or been completed and/ or pricing has been established, the parties shall find a reasonable solution for both sides in a fair and equitable manner.

(d)
If any Event of Force Majeure continues in effect for a period of 60 consecutive days or less, any affected deliveries of Concentrate during such period shall be made up as soon as practicable following termination of the Event.

(e)
If any Event of Force Majeure continues in effect for a period of more than 60 days, but not more than 120 consecutive days, then the Party who has received notice of an Event of Force Majeure shall have the option to cancel the Concentrate (the amount shall be calculated on a pro rata basis).

(f)	If any Event of Force Majeure continues in effect for a period of more than 365 days, then either Party shall have the right to terminate this Agreement.

The right to cancel quantities of Concentrate or the right to terminate the Agreement as set forth above shall be made by written notice to the other Party at any time prior to receipt of a notice that the Event of Force Majeure has ceased. In the event of a termination of the Agreement all obligations, covenants and commitments of both parties hereto, except outstanding payments to be made hereunder, shall cease to exist on the date such notice is given.
11.2        Notice of Event of Force Majeure

A Party declaring an Event of Force Majeure shall give to the other Party:

(a)
immediate notice followed as soon as reasonably possible with particulars indicating the cause of such Event of Force Majeure, the date of commencement of such Event of Force Majeure, and the estimated duration (if practical) of such Event of Force Majeure;

(b)
from time to time after such declaration periodic notice of the efforts taken and progress made in remedying such Event of Force Majeure and as to the time that the declaring Party expects to resume performance of its obligations hereunder; and

(c)	immediately after such Event of Force Majeure ceases to have effect, a notice of cessation of the Event of Force Majeure.

11.3        Parties to Use Reasonable Efforts

[**] agree to use all reasonable efforts from time to time and at all times to prevent the occurrence of any Event of Force Majeure and to remedy any Event of Force Majeure that has occurred.

[**] - Indicates certain information has been redacted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the redacted portions.

Notwithstanding the foregoing or any other provision of this Agreement, the settlement of any labour dispute, protest or demonstration shall be entirely at the discretion of the Party declaring an Event of Force Majeure and there shall be no obligation on that Party to test or refrain from testing the validity of any order, regulation or law relating to such labour dispute, protest or demonstration.
ARTICLE 12.    REFEREES

12.1        Submission to Referees

If Buyer and Seller cannot agree on the Benchmark Reference Terms for a relevant period per Article 7, then the matter (but only for that relevant period and only with regard to such factor as to which the Parties have not agreed) shall be submitted to the referees (“Referees”) for resolution as described below. Prior to the selection of Referees, Buyer and Seller shall exchange notices setting forth their last declared offers, including all negotiable terms and any other related concessions (the “Offered Terms”), provided that if only one Party has so delivered its Offered Terms to the other Party and the other has not delivered its Offered Terms to the first Party within 30 days, the first Party can then submit the matter to Referees. Pending agreement by Buyer and Seller or determination by Referees, the previous Benchmark Reference Terms agreed or determined hereunder shall be used for invoicing and payment during the next relevant period until such time as all such factor or factors is or are fixed by the procedures described below, at which time the affected shipments shall be promptly re-invoiced based on the newly agreed or determined Benchmark Reference Terms and any payments required to be made by one Party to the other pursuant to such re-invoicing shall be made promptly after the date of agreement or determination of the Benchmark Reference Terms.
12.2        Selection of Referees

If a matter is to be submitted to Referees pursuant to this Agreement, Buyer and Seller shall jointly appoint an independent industry expert to act as a single Referee to determine the matter. Any person appointed as a Referee shall be a person of sound commercial background and with strong knowledge of the international copper concentrates market. No person who has been an employee, consultant or otherwise provided services (other than as a Referee hereunder) to either Party or any of their respective affiliated organizations during the past five years preceding the reference shall be eligible to act as a Referee. If the Parties are unable to agree in writing to the appointment of a single Referee who has accepted such appointment in writing within 20 days, then each Party shall independently appoint one Referee who accepts such appointment in writing, and a third Referee shall be expeditiously appointed by agreement of the first two Referees. If either Buyer or Seller fails to appoint its respective Referee within 20 days, there shall be only a single Referee adjudicating the process described below, which shall be the person appointed by either Party as Referee who first accepts such appointment in writing.
12.3        Submission of Positions

Buyer and Seller shall each submit in writing in English its respective position to the Referee(s) and to the other Party within 10 days after the Referee(s) has been appointed. The Parties shall then have a further 10 days to review the other’s submission and to submit a written rebuttal in English to the Referee(s) (the “Submission Period”).
12.4        Proceeding and Final Determination

Promptly after expiry of the Submission Period, the Referee(s) shall offer such guidance to the Buyer and Seller, if any, that the Referee(s) consider(s) appropriate with a view toward progressing the negotiations between Buyer and Seller. If Buyer and Seller fail to agree within 10 days after both

[**] - Indicates certain information has been redacted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the redacted portions.

Parties have submitted their respective positions to the Referee(s), the Referee(s) shall, within 20 days thereafter, finally determine any such matter by selecting one of such two positions. In making the selection the Referee(s) shall reference the relevant metals industry trade publications and information sources referred to in Section 7.8(a). The Referee(s) shall share these information sources with Buyer and Seller no later than 5 days prior to making a final determination. If either Buyer or Seller fails to submit its respective position to the Referee(s) prior to the expiry of the Submission Period, the Referee(s) shall, promptly following expiry of such period, finally determine that the sole position submitted to him (them) shall prevail. Any such determination as described herein and otherwise made in accordance with this Agreement shall be final and binding on the Parties. Any such determination as described herein, whether of the single Referee, in case there is only one Referee, or the majority of the Referees, in case there are three Referees, and otherwise made in accordance with this Agreement, shall be final and binding on the Parties.
12.5        Costs

In the event that the Parties reach agreement in writing on a particular issue prior to the determination by a single Referee hereunder, any costs associated with the services of such Referee shall be borne equally by Buyer and Seller. In the event that an issue is decided hereunder by a single referee, any costs associated with the services of such Referee shall be borne equally by Buyer and Seller. In the event that three Referees are appointed in accordance with a matter, each of Buyer and Seller shall pay the costs associated with its appointed Referee, and the Parties shall bear equally the costs associated with the services of the third Referee appointed by agreement of the first two Referees.
ARTICLE 13.    REPRESENTATIONS AND WARRANTIES

13.1        Representations and Warranties of Seller

Seller represents and warrants to Buyer as follows:
Authorisation
Seller is a company duly organised under the laws of the Province of British Columbia, Canada, with full corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder. The execution, delivery and performance of this Agreement have been duly authorised by all necessary corporate action (including, but not limited to, approval by the board of directors of Seller) and this Agreement constitutes a valid and binding obligation of Seller enforceable against it in accordance with its terms subject to applicable bankruptcy, insolvency, reorganisation and other laws of general application limiting the enforcement of creditors' rights generally and to the fact that specific performance is an equitable remedy available only in the discretion of the court.
No conflict
Neither the execution nor delivery of this Agreement nor the consummation of any or all of the transactions contemplated hereunder will:

(i)	violate any provision of the certificate of incorporation or by-laws or other organisational documents of Seller;

(ii)
violate, be in conflict with, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under any agreement or commitment to which Seller is a party; or

[**] - Indicates certain information has been redacted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the redacted portions.

(iii)	violate any statute or law or any judgment, decree, order, regulation or rule of any court or any governmental body applicable to Seller.

Required Consents
Seller has obtained all consents, approvals and authorisations of, and has made all necessary filings and registrations with, all governmental bodies and other third parties required in connection with the execution, delivery and performance of this Agreement by Seller and the consummation of the transactions contemplated hereunder, including without limitation, the approval of the appropriate authorities in the Province of British Columbia, Canada.
13.2        Representations and Warranties of Buyer

Buyer represents and warrants to Seller as follows:
Authorisation
Buyer is a company duly incorporated and existing under the laws of Japan, with full corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder. The execution, delivery and performance of this Agreement have been duly authorised by all necessary corporate action (including, but not limited to, approval by the board of directors or similar of Buyer) and this Agreement constitutes a valid and binding obligation of Buyer enforceable against it in accordance with its terms subject to applicable bankruptcy, insolvency, reorganisation and other laws of general application limiting the enforcement of creditors rights generally and to the fact that specific performance is an equitable remedy available only in the discretion of the court.
No Conflict
Neither the execution nor delivery of this Agreement nor the consummation of any or all of the transactions contemplated hereunder will:

(i)	violate any provision of the certificate of incorporation or by-laws or other organisational documents of Buyer;

(ii)
violate, be in conflict with, or constitute a default (or an event of default which, with notice or lapse of time or both, would constitute a default) under any agreement or commitment to which Buyer is a party; or

(iii)	violate any statute or law or any judgment, decree, order, regulation or rule of any court or any governmental body applicable to Buyer.

Required Consents
Buyer has obtained all consents, approvals and authorisations of, and has made all necessary filings and registrations with, all governmental bodies and other third parties required in connection with the execution, delivery and performance of this Agreement by Buyer and the consummation of the transactions contemplated hereunder.

[**] - Indicates certain information has been redacted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the redacted portions.

13.3        Limitations

(a)
Seller makes no representations or warranties, expressed or implied, as to the merchantability, fitness for any particular purpose or any other matters with respect to any Parcel other than the express warranties set out in this Agreement.

(b)
No representation or statement made by either Party or its agents, employees, representatives or any other person on its behalf not expressly contained in this Agreement shall be binding upon the other Party as a representation or warranty or otherwise.

(c)
Except in the case of fraud, gross negligence or wilful misconduct by a Party, neither Party shall be liable to the other Party for any indirect, consequential or special damages with respect to this Agreement whether such damages arise in tort, contract or otherwise.

ARTICLE 14.    MISCELLANEOUS

14.1        Non-Waiver

No course of performance and no delay or failure by any Party in exercising any right, power or remedy shall operate as a waiver thereof or otherwise prejudice its rights, powers or remedies. No single exercise of any right or power shall preclude the further exercise thereof or the exercise of any other right or power hereunder. No right, power or remedy conferred upon any Party by this Agreement shall be exclusive of any other right, power or remedy referred to herein or therein or now or hereafter available at law, in equity, by statute or otherwise, except as expressly provided herein. No waiver of any provision of this Agreement shall be effective unless made in writing signed by the Party against whom such waiver is sought to be enforced.
14.2        Assignment

Subject to the consent of the other Party hereto (which consent may not be unreasonably withheld) each of Seller and Buyer shall be entitled to assign this Agreement to an Affiliate, a successor in interest in connection with an amalgamation, merger, consolidation, sale or other transaction, in which such successor acquires all or substantially all of the Production Facility, in the case of Seller, or the Receiving Works, in the case of Buyer provided that the successor acknowledges in writing to the other Party (in form and substance reasonably satisfactory to such other party) the assumption by the successor of all of the obligations of the assignor (i.e., the Buyer or Seller, as the case may be) hereunder and further provided that if the assignor continues to exist as a separate entity following such transaction, it shall remain liable for any obligations hereunder not performed by such successor. For purposes of this provision a Party shall not be considered to be acting unreasonably if it withholds its consent on the basis that the financial capability of the proposed assignee is, in the bona fide opinion of such Party, less than that of the assignor.

[**] - Indicates certain information has been redacted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the redacted portions.

14.3        Benefit of Agreement

This Agreement shall inure to the benefit of and be binding upon the Parties and their respective successors and assigns (subject to Section 13.2), and no other person shall have any right or obligation hereunder.
14.4        Amendments

Any amendment to this Agreement shall only be effective if in writing and executed by or on behalf of both Parties.
14.5        Governing law

This agreement shall be governed by, and construed in accordance with, the law of the State of New York, U.S.A., including Sections 5-1401 and 5-1402 of the New York General Obligations law. The United Nations Vienna Convention on Contracts for the International Sale of Goods shall not apply to this Agreement.
14.6        Severability

If any provision of this Agreement shall be invalid, illegal or unenforceable, then the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.
14.7        Confidentiality

(a)
Each Party shall use its best efforts to assure that the provisions of this Agreement and all information disclosed to it concerning the other Party and its assets and businesses and not otherwise publicly available and the determination of any matter hereunder by any Referees, Umpire or arbitrator shall be kept confidential and shall, unless otherwise required by law or the rules and regulations of any stock exchange, not be disclosed without the consent of the other party to anyone other than:

(i)	to the directors, officers, employees, accountants, consultants, counsel, agents and representatives of each Party;

(ii)	to any proposed assignee;

(iii)	to any other person or entity providing substantial financing to the Seller or Buyer;

(iv)	to any underwriter of securities to be issued by Buyer or the Seller, or a rating agency;

(v)	in connection with legal proceedings or required filings with government agencies, courts, stock exchanges or other regulatory agencies; and

(vi)	to any Umpire, Referee or arbitrator appointed hereunder.

If such information is so disclosed to any such person or entity, the disclosing party agrees to use its best efforts to obtain from such person or entity a covenant for the benefit of both Parties hereto to keep such information confidential.

[**] - Indicates certain information has been redacted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the redacted portions.

(b)
Notwithstanding Section 14.7(a), the Parties agree to provide to the Finance Parties access to and the opportunity to review from time to time as may reasonably be requested by the Finance Parties, and at their expense, all relevant documents, information and data in the possession of Buyer or Seller relating to Concentrate sold to Buyer hereunder, including all shipping, weight, assay, treatment, recovery, metallurgical or other information pertaining to the sale, transporting, treatment and refining of such Concentrate and the metals derived therefrom.

14.8        Notices

All notices, requests, demands or other communications required or permitted to be given by any party to another pursuant to the Agreement shall be given in writing and delivered by personal service, or facsimile, addressed as follows, subject to any notice of change of address or fax number given in accordance herewith.

(a)	in the case of Buyer:

Pan Pacific Copper Co, LTD
7F JX Bldg., 6-3, Otemachi 2-chome, Chiyoda-ku, Tokyo 100-0004, Japan
Fax no.
Telephone no.
Attention: Manager

(b)	in the case of Seller:

Terrane Metals Corp.
26 West Dry Creek Circle
Littleton, CO USA 80120
USA
Attention: Chief Commercial Officer
Fax no. +1 303 762 3506
Telephone no. +1 303 761-8801
Any notice shall be deemed to have been given and received:

(c)
if personally delivered, then on the day of personal service to the recipient Party, provided that if such date is a day other than a Business Day where the recipient Party is located, then such notice shall be deemed to have been given and received on the first Business Day where the recipient Party is located, following the date of personal service; and

(d)	if sent by e-mail or facsimile transmission and successfully transmitted prior to noon on a Business Day where the recipient Party is located, then on that Business Day, and if

[**] - Indicates certain information has been redacted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the redacted portions.

transmitted after noon on that day, then on the first Business Day where the recipient Party is located following the date of transmission.

14.9        Remedies

Except as otherwise expressly provided herein, no remedy herein conferred upon either Party is intended to be exclusive of any other remedy and each and every such remedy shall be cumulative and shall be in addition to every other remedy given hereunder or now or hereafter existing at law or in equity or by statute or otherwise. Notwithstanding any other provision of this Agreement, neither Party shall have any liability to the other Party with respect to any hedging nor similar losses either Party may suffer in connection with the transactions contemplated by this Agreement.
14.10        Execution in Counterparts

This Agreement may be executed in any number of counterparts and by the Parties hereto on separate counterparts, each of which when so executed and delivered shall be an original, but all the counterparts shall together constitute one and the same instrument.
14.11        Arbitration

(a)
Any dispute, claim or failure to agree arising out of or relating to this Agreement (including the question regarding its existence, validity or termination) or any provision hereof, except those identified in Article 7 (which shall be determined by the Referees in accordance with Article 12), shall be referred to and finally settled by arbitration in accordance with the then prevailing Arbitration Rules of the International Chamber of Commerce (the "Rules") and which Rules are deemed to be incorporated by reference into this Section 14.11. The location of arbitration shall be New York, New York. The arbitration shall be conducted in the English Language by an arbitral tribunal consisting of three arbitrators, one to be appointed by each Party and the third to be appointed by the court of arbitration of the International Chamber of Commerce in accordance with the Rules. Any decision or award shall be final and binding on both the Buyer and the Seller. The arbitral tribunal shall state in its award the facts of the case and the reasons for its decision. The Parties shall comply in good faith with the decision.

(b)
All costs of arbitration, including without limitation, witness fees, legal fees and expenses shall always be borne by the Party incurring such costs. The costs of the arbitrators shall be borne equally by the Parties unless otherwise awarded by the decision of the arbitrators.

14.12        Consent to Jurisdiction

Each Party hereby irrevocably consents and agrees, for the benefit of the other Party, to submit to the jurisdiction of the courts located in the State of New York in the County of New York (i) to support and assist the arbitration process pursuant to Section 14.11 above, including if necessary, the grant of interim measures and interlocutory relief pending the outcome of that process and (ii) to enforce an award rendered in arbitration conducted pursuant to section 14.11 above.

Each Party waives any objection which it may have now or hereafter have to the agreement on jurisdiction as set out in this section 14.12 and hereby further waives and agrees not to plead or claim in any such court that any such action, suit or proceeding to support and assist the arbitration process set out in section 14.11 has been brought in an inconvenient forum.

[**] - Indicates certain information has been redacted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the redacted portions.

14.13        Entire Agreement

This Agreement sets forth the entire understanding of the Parties with respect to the subject matter hereof and supersedes all previous arrangements, correspondences, representations, proposals, understandings and communications, whether written or oral. Neither this Agreement nor any provision hereof can be waived, changed, amended, discharged or terminated except by an instrument in writing signed by the Party against which the enforcement of any waiver, change, discharge or termination is sought.

[signature page follows]

[**] - Indicates certain information has been redacted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the redacted portions.

IN WITNESS WHEREOF, the parties have executed, or by their respective officers duly authorized, have caused this Agreement to be duly executed and delivered as of the date first written above.

TERRANE METALS CORP.

By     /s/ Authorized Signatory_________________
Name:

Title:

PAN PACIFIC COPPER CO. LTD

By     /s/ Authorized Signatory_________________
Name:

Title:

[**] - Indicates certain information has been redacted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the redacted portions.

SCHEDULE "A"

ANTICIPATED CONCENTRATE SPECIFICATIONS

Mt. Milligan Expected Range of Elements
2014 through 2018

Cu        %        24-29
Fe        %        24-34
S        %        30-35
Ag        g/dmt        40-120
Au        g/dmt        25-75
As        ppm        30-240
Bi        ppm        <140
Cd        ppm        <30
Cl        ppm        90-240
Co        ppm        50-170
F        ppm        60-250
Hg        ppm        <10
Mo        ppm        100-2000
Ni        ppm        50-175
Pb        %        0.005-0.15
Sb        ppm        70-350
Se        ppm        75-200
Zn        %        0.01-0.2
Al2O3%        0.7-1.75
CaO        %        0.5-1.5
MgO        %        0.5-1.5
SiO2%        4-6

[**] - Indicates certain information has been redacted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the redacted portions.

SCHEDULE "B"

UMPIRES

[**]

[**] - Indicates certain information has been redacted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the redacted portions.